Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2010, relating to the consolidated financial statements and financial statement schedule of CB Richard Ellis Realty Trust and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC Topic 805, Business Combinations, as of January 1, 2009) and the effectiveness of CB Richard Ellis Realty Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CB Richard Ellis Realty Trust and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 20, 2010